Exhibit 10.1

CONSENT FORM

Reference is made to the Chapter 11 Plan Backstop Commitment Letter (the “Backstop Commitment Letter”) between PG&E Corporation (the “Company”) and the undersigned investor (the “Backstop Party”).  Capitalized terms used and not defined herein have the meanings given in the Backstop Commitment Letter.

1.  Amendment and Restatement of Backstop Commitment Letter.  Subject to the satisfaction or waiver of the conditions set forth in Section 4, as of the Effective Time the Backstop Commitment Letter shall be amended and restated in the form attached hereto as Exhibit A.

2.  “Greenshoe Backstop” Forward Contract.  The following provisions of this Section 2 are subject to the satisfaction or waiver of the conditions set forth in Section 4:

(a)  In connection with any underwritten public offering (an “Underwritten Offering”) of (x) shares of New HoldCo Common Stock or (y) securities convertible into any such shares or other equity-linked securities where the underlying security is New HoldCo Common Stock (“Other Equity Securities”), the Company will enter into an underwriting agreement with the representatives of the underwriters for each Underwritten Offering (an “Underwriting Agreement”), pursuant to which the underwriters for each Underwritten Offering may have the option to purchase additional shares of New HoldCo Common Stock (the “Option Shares”) and additional Other Equity Securities (together with the Option Shares, the “Option Securities”), as applicable.  The Company will not take any action to interfere with the underwriters’ exercise of their independent judgment with respect to the option to purchase the Option Securities at the close of the Underwritten Offering.  In connection with any Underwritten Offering, the Company expects to enter into one or more redeemable forward stock purchase contracts upon the terms and conditions set forth on Exhibit B (each, a “Forward Contract”) pursuant to which the Backstop Party and one or more Other Backstop Parties would agree to purchase shares of New HoldCo Common Stock for an aggregate amount not in excess of the aggregate gross proceeds that would be received by the Company from the sale of all Option Securities that the underwriters of the Underwritten Offerings have the option to purchase (the “Forward Contract Purchase Amount”) at a per share price equal to the lesser of (a) the price of the Underwritten Offering or (b) the price per share payable by any investor in any Permitted Equity Offering that is structured as a private transaction.  In no event will the Forward Contract Purchase Amount exceed $522,727,273 (the “Maximum Forward Contract Amount”).

(b) The Backstop Party commits to enter into the Forward Contract prior to commencement of any Underwritten Offering to purchase shares of New HoldCo Common Stock for an aggregate amount equal to the Backstop Party’s pro rata share of the Maximum Forward Contract Amount, based on the Backstop Commitment Amount immediately after the Allocation Date divided by $12 billion (the “Base Forward Contract Purchase Commitment”).1

1 For example, if the Backstop Party’s Backstop Commitment Amount were $120,000,000, the Base Forward Contract Purchase Commitment would equal $5,227,273.

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(c)  In the event that as of 6:00 p.m. Eastern Time on June 9, 2020 (such date and time, the “Cut-off Date”) the Company has not received commitments from the Other Backstop Parties that, together with the Base Forward Contract Purchase Commitment, equal the Maximum Forward Contract Amount (a “Shortfall”), the Backstop Party commits to increase its Base Forward Contract Purchase Commitment by an additional amount of up to $_____ (the “Oversubscription Commitment”)2; provided that in the event that the Oversubscription Commitment, together with any oversubscription commitments of the Other Backstop Parties (the “Aggregate Oversubscription”), exceeds the Shortfall, the amount of the Oversubscription Commitment will be reduced to an amount equal to (i) the Shortfall, multiplied by (ii) the Oversubscription Commitment, divided by (iii) the Aggregate Oversubscription.3  Within two business days of the Cut-off Date, the Company will confirm in writing to the Backstop Party the amount of its purchase commitment (the Base Forward Contract Purchase Commitment, as may be adjusted by the Oversubscription Commitment calculated in accordance with this paragraph, the “Forward Contract Purchase Commitment”).

(d)  In the event that the Forward Contract Purchase Amount is less than the Maximum Forward Contract Amount (the “Final Forward Contract Purchase Amount”), the Forward Contract Purchase Commitment will be reduced by multiplying the amount of the Forward Contract Purchase Commitment by a percentage equal to (i) the Final Forward Contract Purchase Amount divided by (ii) the Maximum Forward Contract Amount (the “Final Forward Contract Purchase Commitment”).4

(e)  If the Backstop Commitment will be drawn or the Forward Contract Purchase Commitment will be funded, and as a result the Backstop Party’s and its affiliates’ aggregate beneficial ownership of shares of PG&E common stock would exceed 4.75% of the outstanding shares of PG&E common stock, then (i) the Debtors may reduce the amount of the Backstop Party’s Forward Contract Purchase Commitment in order to eliminate such excess and (ii) if the Debtors do not make such reduction, the Debtors may not impose any restriction on the transfer of any shares held by the Backstop Party or its affiliates (determined as of the date the transactions contemplated by this Consent and the Plan are consummated) pursuant to the terms of PG&E’s organizational documents.

2 Note to Backstop Parties:  This amount is to be filled in by the Backstop Party and may be zero.  The failure to include an amount for the Oversubscription Commitment will be treated as zero.

3 For example, if there is Shortfall of $100 million and Backstop Parties A, B and C make Oversubscription Commitments of $100 million, $60 million and $40 million, respectively, the Aggregate Oversubscription is $200 million and the adjusted Oversubscription Commitments would be $50 million, $30 million and $20 million, respectively.

4 For example, if the Final Forward Contract Purchase Amount is $392.0 million and the Backstop Party had a Forward Contract Purchase Commitment of $100 million, then the Forward Contract Purchase Commitment would be adjusted as follows:  $100 million x 75% = $75 million resulting in a Final Forward Contract Purchase Commitment of $75 million.

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3.  Additional Backstop Commitment Share Premium.  Subject to the satisfaction or waiver of the conditions set forth in Section 4, as consideration for the delivery of this Consent on or prior to the Cut-off Date, the Company shall, on the Effective Date, pay the Additional Backstop Commitment Share Premium to the Backstop Party, provided, however, that the Additional Backstop Commitment Share Premium shall only be payable if the Company consummates a Permitted Equity Offering (even if the net proceeds of such offering are less than $9,000,000,000).  The “Additional Backstop Commitment Share Premium” means a number of shares of New HoldCo Common Stock (rounded to the nearest whole share) equal to (a) 50,000,000 shares, multiplied by (b) the Backstop Party’s Forward Contract Purchase, divided by (c) the Maximum Forward Contract Purchase Amount.  The provisions for the payment of the Additional Backstop Commitment Share Premium and the other provisions provided herein are an integral part of the transactions contemplated by this Backstop Commitment Letter and without these provisions the Backstop Party would not have entered into this Consent, and the Backstop Commitment Share Premium shall, pursuant to an order of the Bankruptcy Court approving this Consent, constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

Except as otherwise required by a final determination by an applicable taxing authority or change in applicable law: (A) the Backstop Party and the Company hereto agree to treat, for U.S. federal income tax purposes, the Backstop Party’s commitment to enter into this Consent as the sale of a put option by the Backstop Party to the Company and the Additional Backstop Commitment Share Premium as the sale price for such put option; and (B) the Backstop Party and the Company shall not take any position on any tax return or otherwise take any action related to taxes inconsistent with such treatment.

4.  Conditions to Effectiveness of this Consent.  The effectiveness of Sections 1, 2 and 3 of this Consent shall be subject to the satisfaction or waiver by the Company and the Backstop Party of the following conditions:

(a)  by no later than the Cut-off Date, the Company shall have received consents substantially in the form of this Consent representing the holders of at least a majority of the Aggregate Backstop Commitments;

(b) by no later than the Cut-off Date, the Company shall have obtained Forward Contract Purchase Commitments in an aggregate amount at least equal to the Maximum Forward Contract Amount;

(c) by June 12, 2020, the Company shall have (i) received written consents to the amendment and restatement of each Other Backstop Commitment Letter in the form attached hereto as Exhibit A from each of the Other Backstop Parties; or (ii) provided notice to the Other Backstop Parties that have not submitted similar Consents in accordance with Section 11(b) of the Backstop Commitment Letter;

(d) the Company and the Backstop Party shall have entered into the definitive documentation for the Forward Contract pursuant to which the Backstop Party has made the Forward Contract Purchase Commitment, which shall be enforceable against the Company and the Backstop Party subject only to the satisfaction or waiver of the conditions set forth in this Section 4; and

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(e) by no later than June 30, 2020, the Backstop Commitment Letter in the form of Exhibit A and the terms of this Consent shall have been approved in accordance with the terms of the Backstop Approval Order.

The date that the foregoing conditions are satisfied or waived is referred to herein as the “Effective Time”.  The Company shall provide notice to the Backstop Party of the satisfaction of each condition.

5.  Cooperation; Definitive Documents.  The Company and the Backstop Party shall cooperate in good faith to enter into definitive documentation with respect to a Forward Contract.  Such definitive documentation shall be consistent with Exhibit B and shall be enforceable against the Company and the Backstop Party (subject only to the satisfaction or waiver of the conditions set forth in Section 4 of this Consent) prior to commencement of any Underwritten Offering, in each case unless otherwise agreed by the Company and the Backstop Party.

6.  Section 11(b) Matters. For the purposes of Section 11(b) of the Backstop Commitment Letter, the Backstop Party intends that this Consent constitute an amendment of the Backstop Commitment Letter and a waiver of any Backstop Party Termination Event, that could arise related to (a) the form of the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization filed with the Bankruptcy Court on May 22, 2020, (b) the settlement agreement, as modified by the assigned commissioner’s Decision Different, approved by the CPUC on May 7, 2020 in its Order Instituting Investigation into the 2017 Northern California Wildfires and the 2018 Camp fire (Investigation 19-06-015) (c) the revised proposed decision issued by the CPUC on May 19, 2020 in its Order Instituting Investigation to Consider PG&E Corporation’s and the Utility’s Plan of Reorganization (Investigation 19-09-16), and approved by the CPUC on May 28, 2020, (d) the Case Resolution Contingency Process and the terms of the purchase option as set forth in the Debtors’ Motion for Entry of an Order Approving the Case Resolution Contingency Process and Granting Related Relief filed with the Bankruptcy Court on March 20, 2020 or (e) the consummation of an Equity Offering in violation of Section 1(a) of the Prior Commitment Letter (provided that such Equity Offering does not violate Section 1(a) of the Amended and Restated Backstop Commitment Letter).

7.  Any termination of the Backstop Commitment Letter (in accordance with the terms thereof) will constitute a termination of this Consent Form.

8.  Delivery of an executed counterpart of this consent form by e-mail or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this consent form.

9.  Amendments. This Consent Form may not be amended without the consent of the Backstop Party. To the extent that the Company agrees to an amendment to this Consent Form that contains terms that are more favorable to any Backstop Party than the terms set forth in this Consent Form, whether by modification to this Consent Form, by a separate or side agreement, or otherwise, the Company shall provide notice of such terms to all other Backstop Parties no later than 5 days after the Cut-off Date, and, absent a written objection from the Backstop Party no later than 5 days after the date of such notice, such terms shall be deemed without further action to be incorporated into this Consent Form.

[Signature page follows]

Backstop Party:

By:
Name:
Title:

Accepted and agreed:

PG&E CORPORATION

By:
Name:	[●]
Title:	[●]

EXHIBIT A

[Amended and Restated Chapter 11 Plan Backstop Commitment Letter]

EXHIBIT B

[Forward Contract Term Sheet]